Hostopia reports third quarter financial results

Continued revenue growth from new customers and end-users

(EST Monday, February 12, 2007

MISSISSAUGA, ON, and FT. LAUDERDALE, FL, Feb. 12 /CNW/ - Hostopia.com Inc. (TSX: H), a leading provider of web services that enable small and medium-sized businesses to establish and maintain an internet presence, today reported its financial results for its third quarter ended December 31, 2006. All figures are in U.S. dollars unless otherwise stated.

Colin Campbell, Hostopia’s CEO comments, “We are pleased with our third quarter operational progress and financial results. Our business and product development initiatives were both on plan and we entered into agreements with a number of new customers, including an agreement that will add 240,000 email accounts to our platform. This agreement validates our technological leadership in managed email services and our position as a leading web services provider.” Mr. Campbell added, “We are also happy to have made exciting progress in new product initiatives by launching a number of web services that we expect will both increase our revenue per user and improve our service.”

Business Highlights

•	Quarterly revenue increased 25% year over year (97% monthly recurring revenue)
•	27th quarter of consecutive revenue growth
•	End-user growth of 30% year over year to over 248,000
•	Signed 14 new customer contracts
•	Migrated 11,000 end-users to our platform
•	Subsequent to quarter end licensed more than 2,500 website templates to a large retail webhosting provider
•	Received $22 million of net proceeds from our initial public offering to invest in accelerating business growth

Mr. Campbell notes, “While some isolated factors slowed revenue growth this quarter, business opportunities in the pipeline support our expectation of accelerated growth in the coming quarters.” I am also elated by our first licensing agreement of website templates to a large retail web hosting company and the opportunity this represents for incremental revenue from additional licensing agreements.”

Financial Results

Revenues increased 25% or $1.1 million to $5.6 million in the three months ended December 31, 2006 compared to the same period last year. This growth in revenues was due to a 30% or 57,500 increase in the number of end-users hosted and serviced since December 31, 2005. At December 31, 2006, the company had approximately 248,000 end-users utilizing its services. Year over year growth in end-users has come from both existing customers that added new end-users, as well as the acquisition of new customers and their end-users.

Cash flows from operations for the nine months ended December 31, 2006 totaled $2.8 million. Hostopia invested $2.1 million in capital assets and intellectual property during the same period. This resulted in net free cash flow of $0.7 million and when combined with the opening cash position as well as the $22 million in net IPO proceeds, Hostopia had $25.7 million in cash and cash equivalents available at December 31, 2006 to invest in its future business growth.

Basic and diluted net income per common share for the third quarter was $0.05 and $0.04 respectively, compared to $0.12 and $0.08 for the same period last year. For the nine months ended December 31, 2006, basic and diluted net income per common share was $0.23 and $0.18 respectively, compared to $0.33 and $0.21 for the nine months ended December 31, 2005. Net income was $0.3 million lower in the quarter and year to date primarily as a result of the higher sales and operating expenses related to preparing the business for our new customer additions and higher research and development expenses related to the development of new web services and enhanced software and service offerings. Net income per share also declined because of the significant increase in shares outstanding related to the Company’s public offering of 4.8 million shares in the quarter.

Conference Call Information

Hostopia will hold its third quarter conference call on Monday, February 12, 2007, at 5:00 p.m. ET. Colin Campbell, Chief Executive Officer and Michael Mugan, Chief Financial Officer, will discuss financial results and performance for the three months ended December 31, 2006.

To access the call, please dial 416-644-3415 or 1-800-733-7560.

A replay of the conference call will be available as of 7:00 p.m. ET, Monday February 12, 2007 until midnight, Monday, February 19, 2007. To access the replay, call 416-640-1917 or 1-877-289-8525, followed by passcode 21219279, followed by the number sign.

About Hostopia.com Inc.

Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence. The company's customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia's customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. The company provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

Forward-Looking Statements

This press release includes certain "forward-looking statements" and forward-looking information that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements and forward-looking information include, but are not limited to, plans, objectives, expectations, growth trends, and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net end-user additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth under the caption "Risk Factors" in Hostopia's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 which have been incorporated by reference into our Form 10Q for the nine months ended December 31, 2006, as filed with the Securities and Exchange Commission. These filings are available on Websites maintained by the Securities and Exchange Commission at www.sec.gov and the Ontario Securities Commission at www.sedar.com. Readers are cautioned not to place undue reliance on forward-looking statements as actual future results and events could differ materially from that expressed in the forward-looking statements. Hostopia does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Further Information:

Michael Mugan

Chief Financial Officer

Hostopia.com Inc.

Tel: (905) 675-7575

Financial Highlights

The following is a summary of financial data provided in the company's Quarterly Report on Form 10-Q for the three and nine months ended December 31, 2006.  Please refer to this filed document for a more complete explanation of the company's results.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

December 31,	March 31,
2006	2006
(Unaudited)

Assets

Current assets:

Cash and cash equivalents	$25,696,363	$3,038,217
Trade accounts receivable, net of allowance for doubtful accounts of
$97,533; (March 31, 2006 - $48,650)	1,961,738	1,568,103
Deferred tax assets	255,350	83,000
Prepaid expenses	480,288	268,969
Total current assets	28,393,739	4,958,289

Property and equipment, net of accumulated amortization of $5,596,568;	3,178,558	3,173,715
(March 31, 2006 - $4,273,828)
Other assets	60,735	60,699
Intangible assets, net of accumulated amortization of $543,264;	1,858,516	1,608,605
(March 31, 2006 - $842,272)
Deferred tax assets	755,000	481,000
Total assets	$34,246,548	$10,282,308

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$695,316	$272,456
Accrued liabilities	725,865	511,525
Payroll and other taxes payable	8,360	25,881
Income taxes payable	168,000	155,000
Current portion of deferred lease inducements	79,900	79,900
Deferred revenue	804,126	923,206
Current portion of long-term liability	260,000	260,000
Total current liabilities	2,741,567	2,227,968
Deferred lease inducements	254,617	298,538
Long-term liability	129,931	243,639
Total liabilities	3,126,115	2,770,145

Series A redeemable, convertible preferred shares (note 6)

Authorized:
10,000,000 Series A redeemable, convertible preferred shares
Issued and outstanding
Nil (March 31, 2006 - 2,127,658 Series A shares)	-	5,170,448

Stockholders’ equity:

Capital stock
Authorized:
30,000,000 common shares, par value $0.0001
Issued and outstanding 11,050,531 common shares (March 31, 2006
4,032,336 common shares)	217,064	216,362
Additional paid-in capital	30,844,300	3,384,339
Deferred stock-based compensation	-	(26,179)
Accumulated other comprehensive loss	(43,881)	(43,881)
Retained earnings (Deficit)	102,950	(1,188,926)
Total stockholders’ equity	31,120,433	2,341,715
Total liabilities and stockholders’ equity	$34,246,548	$10,282,308

Hostopia.com Inc.

Consolidated Statements of Operations

(Expressed in U.S. dollars – except per share amounts)

(Unaudited)

Three months ended December 31,	Nine months ended December 31,
2006	2005	2006	2005

Revenues

Webhosting and applications services	$ 5,433,707	$ 4,336,591	$16,059,489	$12,425,390
Other services	183,142	147,203	544,399	449,574
Total revenues	5,616,849	4,483,794	16,603,888	12,874,964

Cost of revenues

Webhosting and applications services	624,834	449,088	1,825,514	1,249,399
Other services	84,963	50,242	254,066	157,643
Total cost of revenues	709,797	499,330	2,079,580	1,407,042

Gross profit	4,907,052	3,984,464	14,524,308	11,467,922

Expenses

Sales and marketing	1,259,359	1,012,367	3,606,616	2,969,329
Research and development	773,901	524,439	2,268,885	1,511,700
Project management	407,936	347,678	1,247,733	989,982
Technical support	781,916	548,066	2,255,123	1,578,308
General and administrative	541,285	356,331	1,363,966	1,042,367
Amortization of intangible assets	201,219	71,373	543,264	197,802
Amortization of property and equipment	487,310	334,009	1,338,253	1,001,467
4,452,926	3,194,263	12,623,840	9,290,955

Income before the undernoted	454,126	790,201	1,900,468	2,176,967

Interest income	180,327	9,508	220,026	18,109
Interest (expense)	(4,206)	-	(12,618)	(4,566)
176,121	9,508		207,408	13,543

Income before income taxes	630,247	799,709	2,107,876	2,190,510

Income taxes (recovery)
Current	343,000	285,000	1,090,000	775,000
Deferred	(86,000)	-	(274,000)	-
	257,000	285,000	816,000	775,000

Net income	$373,247	$ 514,709	$ 1,291,876	$ 1,415,510

Net income per share (note 5)

Basic	$0.05	$0.12	$0.23	$0.33
Diluted	0.04	0.08	0.18	0.21

Weighted average number of common

shares outstanding
Basic	7,787,745	4,032,336	5,288,716	4,032,336
Diluted	8,951,380	6,660,502	7,340,008	6,645,438

Hostopia.com Inc.

Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

(Unaudited)

Nine months ended December 31,
2006	2005

Cash flows from operating activities:

Net income	$ 1,291,876	$ 1,415,510
Items which do not involve cash:
Amortization	1,881,517	1,199,269
Stock-based compensation	157,017	14,967
Non-cash interest	12,618	-
Deferred income taxes	(446,350)	675,000
Deferred lease inducements	(43,921)	40,985
Change in operating assets and
liabilities
Trade accounts receivable	(393,635)	(377,919)
Prepaid expense	(211,319)	1,413
Increase in other assets	-	(26,145)
Accounts payable	422,860	(32,452)
Accrued liabilities	214,340	245,732
Payroll taxes and other taxes payable	(17,521)	(434)
Income taxes payable	13,000	-
Deferred revenue	(119,080)	39,105
Cash flows from operating activities	2,761,402	3,195,031

Cash flows from financing activities:

Issue of common shares on exercise
of stock options	1,799	-
Issue of common shares on exercise
of warrants	192,000	-
Issue of common shares on initial public offering	21,965,578	-
Repayment of long-term liabilities	(126,326)	-
Cash flows from (used in) financing
activities	22,033,051	-

Cash flows from investing activities:

Acquisition of property and equipment	(1,343,096)	(1,294,790)
Acquisition of intellectual property	(793,175)	(231,474)
Cash flows from investing activities	(2,136,271)	(1,526,264)

Effect of currency translation on cash

balances	(36)	-

Increase in cash and cash equivalents	22,658,146	1,668,767

Cash and cash equivalents, beginning	3,038,217	1,897,230
of period
Cash and cash equivalents, end of period	$25,696,363	$3,565,997

Supplemental cash flow information:

Interest paid	$-	$4,566
Income taxes paid	1,249,350	100,000